Exhibit 4.18

AGREEMENT FOR APPOINTMENT

OF

WHOLE-TIME DIRECTOR

BETWEEN

SHRI. SAURABH P. DHOOT

AND

BHARAT BUSINESS CHANNEL LIMITED

AUTO CAR COMPOUND,

ADALAT ROAD,

AURANGABAD - 431 005,

MAHARASHTRA

This Agreement for appointment as a Whole-Time Director of Bharat Business Channel Limited (the “Company”) is made at Mumbai on this 20th day of October, 2012 between:

M/s. Bharat Business Channel Limited, a Public Limited Company incorporated under the provisions of the Companies Act, 1956 and having its Registered Office at Auto Cars Compound, Adalat Road, Aurangabad-431 005, Maharashtra (hereinafter referred to as the “Company”) through its Director, Mr. Karunchandra Srivastava.

AND

Shri. Saurabh P. Dhoot S/o. Shri. Pradipkumar N. Dhoot, Resident of Dhoot Bunglow, Station Road, Aurangabad 431 001, Maharashtra, Aged 28 Years, Occupation - Industrialist.

WHEREAS Bharat Business Channel Limited is a Public Limited Company incorporated on 22nd day of November 2002. The Registered Office of the Company is situated at Auto Cars Compound, Adalat Road, Aurangabad 431005, Maharashtra (hereinafter referred to as the “Company”). Presently, the Company is engaged in the business of Direct to Home TV Servicing, Ku Band, Broadcasting, Entertainment, Education and information through various media.

AND WHEREAS the said Shri. Saurabh P. Dhoot is a Director of the Company.

AND WHEREAS at the Meeting of the Board of Directors of the Company held on Wednesday, 3rd October 2012, Shri. Saurabh P. Dhoot was appointed as Whole-Time Director of the Company, for a period of 5 (Five) years w.e.f. 5th October, 2012 to 4th October, 2017 by passing a Resolution pursuant to the provisions of Section 198, 269, 309, 310 and 311 read with Schedule XIII of the Companies Act 1956.

NOW THESE PRESENTS WITNESSES and it is mutually agreed by and between the Company and Shri. Saurabh P. Dhoot as follows:

APPOINTMENT AND TENURE OF APPOINTMENT:

1.	Pursuant to the provisions of Section 198, 269, 309, 310, 311, read with Schedule XIII of the Companies Act 1956 and pursuant to the Board Resolution passed at the Board Meeting of the Board of Directors of the Company held on Wednesday, 3rd October, 2012, Shri. Saurabh P. Dhoot shall be appointed as Whole-Time Director, of the Company for a period of Five Years w.e.f. 5th October, 2012.

REMUNERATION:

2.	Shri Saurabh P. Dhoot shall not be entitled to any remuneration.

POWERS OF WHOLE-TIME DIRECTOR:

3.	Subject to the provisions of Articles of Association of the Company and subject to the Board Resolution passed at the Meeting of the Board of Directors of the Company held on Wednesday 3rd October, 2012 and subject to the provisions of the Companies Act, 1956 in particular to the prohibitions and restrictions contained in Section 292 thereof, during the tenure of appointment as Whole-Time Director Shri. Saurabh P. Dhoot shall have the following powers:

i)	To manage the business and affairs of the Company and to exercise all the powers vested in the Directors except those which are specially required by the Companies Act, 1956, to be exercised only at a meeting of the Board, subject to any limitations or conditions which may be prescribed by the Act or by the Board or by the Company in general meeting.

ii)	To purchase or acquire for the Company any property rights, privileges which the Company is authorized to acquire at such price and generally on such terms and conditions as he may think fit, and proper.

iii)	To acquire by purchases, lease or in exchange or otherwise lands, buildings, hereditaments, machinery, rights, privileges or properties movable or immovable.

iv)	To erect, construct, enlarge, improve, alter, maintain, pull down, rebuild or reconstruct any buildings, Factories, Offices, Workshops, or other structures necessary or convenient for the purpose of the Company and to acquire lands for the purpose of the Company.

v)	To let, sell or otherwise dispose off subject to sanction of the Board of Directors, any property of the Company either absolutely or conditionally and in such manner and upon such terms and conditions in all respects as he may think fit and to accept payment or satisfaction for the same in cash or otherwise, as he may think fit.

vi)	To enter into contract for purchase and/or sale and to purchase goods and materials and to sell the products of the Company and goods and materials belonging to the company whether for ready or for future delivery.

vii)	To enter into contract for obtaining insurance cover against various risk and modify and execute the contract from time to time as per requirement, against loss or damage by fire or otherwise for such period and to such extent as he may think proper all or any part of the buildings, machinery, goods, stores, produce and other movable property of the Company either separately or co-jointly also to ensure all or any portion of the goods, produce, machinery and other articles imported or exported by the company and to sell assign, surrender or discontinue any policies of assurance effected in pursuance of this power.

viii)	To operate accounts with any Bank or Bankers or with any company or individual and to pay money into and draw money from any account from time to time as the Managing Director/Director in Charge may think fit.

ix)	To secure the fulfillment of any contract or engagement entered into by the Company by mortgage or charge of all or any of the properties of the Company and its unpaid capital for the time being or in such other manner as he think fit.

x)	Subject to the provisions of Section 49 of the Companies Act 1956, to appoint any person or persons (whether incorporated or not) to accept and hold in trust for the Company any property belonging to the Company or in which it is interested or for any other purpose and to execute and do all such deeds and things as may be requisite in relation to any such trust and to provide for the remuneration of such trustee or trustees.

xi)	To institute, conduct, defend, compound or abandon any legal proceedings by or against the Company or its officers or otherwise concerning the affairs of the Company and also to compound and allow time for payment or satisfaction of debts due, or of any claims or demands by or against the Company.

xii)	To refer any claims, demands by or against the Company to arbitration and observe and perform the awards.

xiii)	To act on behalf of the Company in all matters relating to bankrupts and insolvents.

xiv)	To make and give receipts, releases and other discharges for moneys payable to the Company and for the claim and demands for the Company.

xv)	To sign on Company’s behalf bills, notes, receipts, acceptances, endorsements, cheques, hundies, dividend, warrants, releases, contracts and documents.

xvi)	To execute in the name and on behalf of the Company in favour of any Director or other person who may incur or about to incur any personal liability for the benefit of the Company, such mortgages of the Company’s property (present & future) as he think fit and any such mortgage may contain a power of sale and such other powers, covenants and provisions as shall be agreed on.

xvii)	Subject to such sanctions as may be necessary under the Companies Act, 1956 or the Articles, to give to any Officer, or the other person employed by the company, any interest in any particular business or transaction either by way of commission on the gross expenditure thereon or otherwise or a charge in the general profits of the Company and such interest, commission or share of profit shall be treated as part of the working expenses of the Company.

xviii)	To appoint and at his discretion to remove or suspend such secretaries, officers, clerks, Agents, servants for permanent, temporary or special services as he may from time to time think fit, and to determine their powers and duties and fix their salaries or emoluments and require security in such instance and to such amounts as he may think fit and also to take such disciplinary actions against any employee of the Company as Whole-Time Director deem fit or necessary.

xix)	To comply with the requirements of any local/foreign laws, which in his opinion, it shall, in the interest of the Company, be necessary or expedient to comply with.

xx)	At any time, from time to time by power of attorney to appoint any person or persons to be attorney or attorneys of the Company for such purpose and with such powers, authorities and discretions (Not exceeding those vested in or exercisable by the Whole-Time Director/Director in Charge under these presents) and for such period and subject to such conditions as the Whole-Time Director/Director in Charge may from time to time think fit and any such appointment be made in favour of any company or the members, Directors, nominees or the Managers of the Company or firm or otherwise in favour of any fluctuating body or persons whether nominated directly or indirectly by the Whole-Time Director/Managing Director/Director in Charge and any such power of attorney may contain any such powers for the protection or convenience of persons dealing with such attorneys as the Whole-Time Director/Managing Director/Director in Charge may think fit.

xxi)	Subject to the provisions of the Act, generally, and from time to time and at any time to authorize, empower or delegate to (With or without powers of such delegation) any officer or officers or employee or employees for the time being of Company all or any of the powers authorities and discretions for the time being vested in the Whole-Time Director by these presents or by law or by Articles of Association of the Company subject to such restrictions and conditions, if any, as the Whole-Time Director may think fit proper.

xxii)	To enter into all such negotiations and contracts and rescind and vary all such contracts and to execute and to do all such acts, deeds and things in the name and on behalf of the Company as he may consider expedient relating to any of the matters relating to the business and affairs of the Company.

xxiii)	To file suits or other legal proceedings in the name of the Company and also to defend any suit or other proceedings instituted by any person against the Company and for either of the purpose to sign, verify, deliver, and/or present in court, applications, petitions, written statements, replies, affidavit in reply, affidavit in oppositions or other representations to file paper and documents in courts and withdraw them, to deposit money in court and to withdraw it and to compound, settle, compromise, abandon or otherwise deal with all matters pending in court in which the Company may be involved or interested.

xxiv)	To engage advocates, attorneys, tax consultants, valuers, advertisers, engineers, chemists and other professionals whose services may be deemed necessary, proper and expedient to be obtained, to execute and deliver their vakalatnamas, letters or authority, power of attorney or other authorization and may be deemed expedient and or terminate the engagements of either of the professionals engaged and to engage others in their place and also to settle and pay their remunerations, fees, compensation, costs and other charges as may be deemed expedient by the Whole-Time Director.

xxv)	To enter in to contracts with all governmental organizations both Central and or/of any state in connection with the purchase or sale of any product or for obtaining or rendering any service or for obtaining or giving any benefit, advantage, concessions, privilege in connection with any matters in which the Company may be interested and also to enter into contracts with governmental or non-governmental companies, corporations, or other organizations whether incorporated or not and to sign and deliver such contracts, engagements or other commitments as Whole-Time Director may deem fit to do and for the said purpose sign and deliver contracts under the seal of the Company if so required by the concerned authority and also to terminate any of the engagements contracts or commitments previously undertaken or entered into with any of the body on such terms and in such circumstances as the Whole-Time Director may in his sole deem fit to do.

xxvi)	To tender for contracts with any governmental or non-governmental corporation or bodies or corporate or local bodies or other organization, to deposit moneys and to withdraw the same and to enter into contracts for carrying our contracts if and when obtained.

xxvii)	To deposit money with any organization statutory or otherwise and to withdraw the same and to give the receipts for the deposit withdrawn.

4.	He shall also enjoy the powers as the Board may from time to time entrust to and confer upon him for the time being such powers for such time, and to be exercised with conditions and with such restrictions as it thinks fit, and the Board may confer such powers, either collaterally with or to the exclusion of and in substitution for all or any of the powers of the board in that behalf and may from time to time revoke, alter or vary all or any such powers. However, in circumstances of conflicts of powers enjoyed by Managing Director and Whole-Time Director, the power enjoyed/entrusted to Managing Director will prevail.

PROVISIONS APPLICABLE TO APPOINTMENT OF WHOLE-TIME DIRECTOR:

5.	Subject to all applicable provisions of the Companies Act, 1956, from time to time subject to the provisions of Articles of Association of the Company, Shri. Saurabh P. Dhoot is required to retire by rotation during his tenure as Whole-Time Director of the Company. He shall be reckoned as a Director for the purpose of determining the rotation or retirement of Directors or in fixing the number of Directors to retire (subject to the provisions of any contract between him and the Company).

6.	Shri. Saurabh P. Dhoot shall be subject to the provisions as to resignation and removal as are applicable to other directors of the Company. He shall ipso facto and immediately cease to be a Whole-Time Director, if he ceases to hold the Office of Director for any cause.

SECRECY:

7.	Subject to the provisions of Articles of Association of the Company, Shri. Saurabh P. Dhoot shall, if so required by the Board of Directors of the Company, before entering upon his duties, a declaration pledging himself to observe a strict secrecy respecting all transactions of the Company with its customers and the state of accounts with individuals and in matters relating thereto, and shall be such declaration pledge himself not to reveal any of the matters which may come to his knowledge in the discharge of his duties except when required so to do by the Board or by any meeting or by a court of law and except so far as may be necessary in order to comply with any of the provisions of this Agreement.

POWERS OF THE BOARD OF DIRECTORS:

8.	Subject to the provisions of the Companies Act, 1956 and subject to the Board Resolution passed at the Meeting of the Board of Directors of the Company held on Wednesday, 3rd October, 2012, the Board of Directors of the Company shall have liberty to alter, vary and modify the terms and conditions of the said appointment in such manner as may be agreed to between the Board of Directors of the Company and Shri. Saurabh P. Dhoot, subject to same being in conformity with the provisions of Schedule XIII of the Companies Act, 1956 for the time being in force. The Board of Directors shall have power to take such steps, as would be expedient or desirable, including obtaining of the approval of the Central Government, if so required.

Signed and sealed at Mumbai by Mr. Karunchandra Srivastava, Director of Bharat Business Channel Limited on the day as mentioned above.

Witness:

1.	Signature		SHRI. SAURABH P. DHOOT
	Name:	Anagha Joshi

2.	Signature		For BHARAT BUSINESS CHANNEL LIMITED
	Name:	Bipinchandra Joglekar

KARUNCHANDRA SRIVASTAVA